Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Passco Apartment REIT, Inc.:

We consent to the use of our report with respect to the consolidated balance sheet of Passco Apartment REIT, Inc. and subsidiary as of December 31 , 2009 included herein and to the reference to our firm under the heading "Experts" in the prospectus.

(Signed)  KPMG LLP

Irvine, California
December 15 , 2010